EXHIBIT 10.21(a)

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made as of the ___day of May, 2005, by and between THOMAS H. KING (“Employee”) and ALLIED HOLDINGS, INC. (“Employer”).

     WHEREAS, Employer and Employee have entered into an Employment Agreement dated January 25, 2005; and

     WHEREAS, Employer and Employee desire to amend the Employment Agreement as set forth herein;

     NOW, THEREFORE, for and in consideration of the covenants and conditions hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer hereby agree as follows:

     3. The Employment Agreement is amended by the inclusion of the following new Section 5(c):

(c) Employer hereby agrees to pay to Employee a cash retention bonus in an amount equal to $181,800, with such bonus to be credited against any bonus amount otherwise due to Employee by Employer under the Employer’s Bonus Plan, for the calendar year ending December 31, 2005, to be paid on April 17, 2006; provided, however, that Employer shall not be required to pay such bonus if Employee’s employment is terminated on or before the date on which such payment is due other than with respect to a termination pursuant to paragraph 8(c), 8(e), 8(f), 9(a)(4) or 9(a)(5) of the Employment Agreement in which case the entire amount of bonus provided in this paragraph 5(c) shall be due and payable to Employee immediately upon termination.

     4. All remaining terms and conditions of the Employment Agreement shall remain in full force and effect except as amended hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment this ___day of May, 2005.

Employer:

ALLIED HOLDINGS, INC.

By:

Title:

Employee:

THOMAS H. KING